Exhibit (a)(1)(v)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CTI BIOPHARMA CORP.

at

$9.10 Per Share

Pursuant to the Offer to Purchase dated May 25, 2023

by

CLEOPATRA ACQUISITION CORP.

a wholly owned, indirect subsidiary of

SWEDISH ORPHAN BIOVITRUM AB (PUBL)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M. EASTERN TIME ON JUNE 23, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

May 25, 2023

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated May 25, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the offer by Cleopatra Acquisition Corp. (“Purchaser”), a Delaware corporation and a wholly owned, indirect subsidiary of Swedish Orphan Biovitrum AB (publ) (“Parent”), a Swedish public limited liability company, to purchase all of the outstanding shares of common stock, par value $0.001 per share (individually, a “Share” and collectively, the “Shares”), of CTI BioPharma Corp. (“CTI BioPharma”), a Delaware corporation, for $9.10 per Share (the “Offer Price”), net to you in cash, without interest and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal. Also enclosed is the Solicitation/Recommendation Statement on Schedule 14D-9 filed by CTI Biopharma with the Securities and Exchange Commission in connection with the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”).

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.    The price to be paid in the Offer is $9.10 per Share, net to you in cash, without interest and subject to any applicable withholding taxes.

2.    The Offer is being made for all outstanding Shares.

3.    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 10, 2023 (the “Merger Agreement”), by and among Parent, Purchaser and CTI BioPharma. The Merger Agreement provides, among other things, that after consummation of the Offer, Purchaser will merge with and into CTI BioPharma (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with CTI BioPharma continuing as the surviving corporation and as a wholly owned, indirect subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than any Shares owned directly or indirectly by Parent, Purchaser, CTI BioPharma or any of their direct or indirect wholly owned subsidiaries and any Shares held by stockholders who validly exercise their appraisal rights in connection with the Merger) will be automatically converted into the right to receive the Offer Price, net to the holder in cash, without interest and subject to any applicable withholding taxes. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

4.    The Board of Directors of CTI BioPharma has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, CTI BioPharma and its stockholders; (ii) declared it advisable to enter into the Merger Agreement; (iii) adopted and approved the execution, delivery and performance by CTI BioPharma of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL; and (v) resolved to recommend that CTI BioPharma’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

5.    The Offer and withdrawal rights expire at one minute following 11:59 p.m., Eastern Time, on June 23, 2023, unless the Offer is extended or terminated by Purchaser (as may be extended or terminated pursuant to the terms of the Merger Agreement, the “Expiration Time”).

6.    The Offer is conditioned upon, among other things: (i) prior to the expiration of the Offer, there being validly tendered and not validly withdrawn a number of Shares (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as defined by Section 251(h)(6)(f) of the DGCL) that, together with the Shares, if any, then owned by Parent or any of its controlled affiliates, would represent at least one more Share than 50% of the sum of (A) the total number of Shares outstanding as of the expiration of the Offer and (B) the total number of Shares that CTI BioPharma would be required to issue upon conversion, settlement, exchange or exercise of all options, warrants, rights or securities outstanding at the time of the expiration of the Offer, that are convertible, exchangeable or exercisable into Shares, other than outstanding shares of preferred stock of CTI BioPharma (whether then outstanding or for which the conversion, settlement, exchange or exercise date has already occurred at the time of the expiration of the Offer but, in any event, without duplication); (ii) the Merger Agreement shall not have been validly terminated in accordance with its terms); and (iii) prior to the expiration of the Offer, the expiration or termination of any waiting period applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. The Offer is also subject to the other conditions described in the Offer to Purchase.

7.    Any and all stock transfer taxes applicable to the sale of Shares pursuant to the Offer will be paid by you, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.

8.    If you do not complete and sign the Internal Revenue Service Form W-9 that is included in the Letter of Transmittal (or other applicable form, such as the applicable Internal Revenue Service Form W-8), you also may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all Shares held for your account, please complete, sign, detach and return to us the instruction form below. An envelope in which you can return your instructions to us is enclosed. If you authorize tender of any or all Shares held for your account, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in sufficient time to permit us to submit a tender on your behalf prior to the Expiration Time.

In all cases, Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by Computershare Trust Company, N.A. (the “Depositary & Paying Agent”) of (i) certificates evidencing such Shares (except in the case of Shares held in a book-entry/direct registration account maintained by CTI BioPharma’s transfer agent) or confirmation of book-entry transfer of such Shares into the Depositary & Paying Agent’s account at the Book-Entry Transfer Facility (as defined in Section 3 of the Offer to Purchase) (a “Book-Entry Confirmation”), (ii) a properly completed and duly executed Letter of Transmittal with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary & Paying Agent. Under no circumstances will interest be paid on the consideration paid for Shares accepted for purchase in the Offer, regardless of any extension of the Offer or any delay in making payment for such Shares.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Purchaser may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instruction Form with Respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CTI BIOPHARMA Corp.

at

$9.10 Per Share

Pursuant to the Offer to Purchase dated May 25, 2023

by

Cleopatra Acquisition Corp.

a wholly-owned indirect subsidiary of

SWEDISH ORPHAN BIOVITRUM AB (PUBL)

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 25, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”), in connection with the tender offer by Cleopatra Acquisition Corp. (“Purchaser”), a Delaware corporation and a wholly-owned, indirect subsidiary of Swedish Orphan Biovitrum AB (publ) (“Parent”), a Swedish public limited liability company, to purchase all of the outstanding shares of common stock, par value $0.001 per share (individually, a “Share” and collectively, the “Shares”), of CTI BioPharma Corp. (“CTI BioPharma”), a Delaware corporation, for $9.10 per Share, net to the seller in cash, without interest and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

This form instructs you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal furnished to the undersigned.

The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of the surrender of any certificate representing Shares or any other document submitted on my behalf to Computershare Trust Company, N.A. (the “Depositary & Paying Agent”) will be determined by Purchaser in its sole and absolute discretion (provided that Purchaser may delegate such power in whole or in part to the Depositary & Paying Agent).

Number of Shares to be Tendered:

SIGN HERE
Shares*
Dated , 2023
Signature(s)
Name(s)
Address(es)
(Zip Code)
Area Code and Telephone Number
Taxpayer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

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